UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
EXPRESS SCRIPTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20199	43-1420563

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Express Way

St. Louis, Missouri	63121

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: 314-996-0900
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☑
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange on which each class is to be registered
Title of each class to be so registered
None
Securities to be registered pursuant to Section 12(g) of the Act: Preferred Share Purchase Rights

Express Scripts, Inc. (the “Company”) hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission on July 31, 2001 as follows:
Item 1. Description of Registrant’s Securities to be Registered
On March 2, 2011, the Board of Directors (the “Board”) of Express Scripts, Inc. (the “Company”) approved an Amendment No. 3 (the “Amendment”), effective March 7, 2011, to the Rights Agreement dated as of July 25, 2001, as amended by Amendment No. 1 dated as of May 25, 2005 and Amendment No. 2 dated as of December 18th, 2009 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company (the “Rights Agent”). The Rights Agent also acts as the Company’s transfer agent.
     The Amendment changes the Final Expiration Date of the rights issued pursuant to the Rights Agreement (the “Rights”) from July 25, 2011 to March 15, 2011. Accordingly, as of the close of business on March 15, 2011, the rights issued under the Rights Agreement will expire and will no longer be outstanding.
     The foregoing summary is qualified in its entirety by reference to the full text of the Amendment, which is set forth as Exhibit 1 hereto and is incorporated herein by reference
Item 2. Exhibits
1. Amendment No. 3, dated as of March 7, 2011, to the Rights Agreement, dated as of July 25, 2001, between Express Scripts, Inc. and American Stock Transfer & Trust Company as Rights Agent.

Signatures
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 8, 2011	Express Scripts, Inc.
	By:	/s/ Keith J. Ebling
		Name:	Keith J. Ebling
		Title:	Executive Vice President and General Counsel

INDEX TO EXHIBITS
1. Amendment No. 3, dated as of March 7, 2011, to the Rights Agreement, dated as of July 25, 2001, between Express Scripts, Inc. and American Stock Transfer & Trust Company as Rights Agent.